EXHIBIT 10.1

AMENDMENT NO. 15

TO

CREDIT AGREEMENT

THIS AMENDMENT NO. 15 is entered into effective as of the 31st day of December, 2009, by and between WINLAND ELECTRONICS, INC., a Minnesota corporation (the “Borrower”) and M&I MARSHALL & ILSLEY BANK, a banking corporation organized and existing under the laws of Wisconsin (“Bank”).

WHEREAS, Borrower and the Bank have entered into that certain Credit and Security Agreement dated as of June 30, 2003, as amended (the “Credit Agreement”) pursuant to which Bank has agreed to provide a revolving credit facility to Borrower on the terms and conditions contained therein; and

WHEREAS, Borrower and Bank desire to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, Bank and Borrower hereby agree as follows:

1. Certain Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

2. Borrowing Base.  The definition of “Borrowing Base” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the text of said definition in its entirety and replacing the same with the following “Borrowing Base” means, at any time, (1) the lesser of (a) the Maximum Line, or (b) 80% of Eligible Accounts, minus (2) a warranty reserve, which shall be in an amount equal at all times to the amount of the Borrower’s accrued liability in respect of warranties.”

3. Eligible Accounts.  Subsections (x) and (xi) under the definition of “Eligible Accounts” in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

“(x)           That portion of Accounts that constitutes advertising, finance charges or service charges, or that is for the rendition of engineering services by the Borrower;

(xi)           That portion of Accounts owed by an account debtor, regardless of whether otherwise eligible, which exceed 15%, or, as to Accounts owed by XATA, 40% during the period ending December 30, 2009, with such 40% figure being reduced by 5% effective as of December 31, 2009 and every six months thereafter (or in any event such lower percentage as Lender may designate upon a determination by Lender that the quality of any Account has diminished) of all Accounts owed by all account debtors.”

4. Borrowing Base Certificate.  Section 6.1 of the Credit Agreement is hereby amended by deleting the text of subsection (k) in its entirety and replacing the same with the following:  “(k)  on the first day of each week, a current borrowing base certificate substantially in the form of Exhibit C hereto, together with a detailed aging report, in an electronic text file format, of the Borrower’s accounts receivable.”

5. Miscellaneous.  Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect, with no other modification or waiver.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.  The Borrower hereby restates and reaffirms its obligation under the Credit Agreement to pay on demand all costs and expenses, including (without limitation) attorneys’ fees, incurred by the Lender in connection with the Obligations, this Amendment, the Loan Documents, and any other document or agreement related hereto, and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 15 to Credit Agreement to be executed as of the day and year first written above.

M&I Marshall & Ilsley Bank By /s/ Melody Holland-Rehder Melody Holland-Rehder Its Vice President By /s/ Steve Nichols Steve Nichols Its Senior Vice President	Winland Electronics, Inc. By /s/ Glenn A. Kermes Glenn A. Kermes Its Chief Financial Officer